Exhibit 99.1

NEWS RELEASE

Company Contact:

Gastar Exploration Ltd.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott / Anne Pearson

DRG&E : 713-529-6600

lelliott@drg-e.com / apearson@drg-e.com

GASTAR EXPLORATION PRICES

36,500,000 COMMON SHARES OFFERING

HOUSTON, May 19, 2009 – Gastar Exploration Ltd. (the “Company”) (NYSE Amex: GST and TSX: YGA) today announced that it has priced its underwritten public offering of 36,500,000 common shares to purchasers in the United States at a public offering price of $0.40 per share. Johnson Rice & Company L.L.C. is acting as the sole underwriter of the offering. The Company has also granted the underwriter a 30-day option to purchase up to an additional 5,475,000 common shares on the same terms and conditions to cover over-allotments, if any. The offering is expected to settle and close on May 22, 2009, subject to customary closing conditions.

The aggregate net proceeds to the Company from the offering will be approximately $13,800,000, after deducting underwriting discounts and commissions and estimated offering expenses, and exclusive of any proceeds attributable to the underwriter’s possible exercise of the over-allotment option. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, including for its announced 2009 capital expenditures.

Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Johnson Rice & Company L.L.C., at 639 Loyola Avenue, Suite 2775, New Orleans, LA 70113, or by phone at (504) 525-3767. An electronic copy of the prospectus supplement and accompanying base prospectus may also be obtained at no charge at the U.S. Securities and Exchange Commission’s website at www.sec.gov. The shelf registration statement on Form S-3 relating to the foregoing was declared effective by the U.S. Securities and Exchange Commission on April 27, 2007.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

About Gastar Exploration

Gastar Exploration Ltd. is an independent energy and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and the Marcellus Shale play in West Virginia and Pennsylvania. The Company’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6.0 million gross acres controlled by the Company and its joint development partners in Australia’s Gunnedah Basin, located in New South Wales.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.

The NYSE Amex and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

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